Exhibit 4.5


                             Chesapeake Corporation
                    Salaried Employees' Stock Purchase Plan
                 As Amended and Restated Effective July 1, 1994


1.          Purpose

            This Salaried Employees' Stock Purchase Plan (the Plan) is intended to encourage ownership of stock of Chesapeake Corporation (the Company) by certain salaried employees of the Company and its subsidiaries and to provide additional incentive to employees to remain with and promote the success of the business of the Company.

2.          Operative Date

            The Plan as stated herein, shall be effective July 1, 1994.

3.          Definitions

            (a) Basic Compensation means, for each payroll period, a Participant's total base earnings before withholding, excluding overtime payments, extra compensation, bonus payments, incentive compensation, gainsharing payments, or other similar payments from his Employer and any contribution by his Employer to this Plan or any employee benefit program. The preceding sentence to the contrary notwithstanding, Basic Compensation shall include commissions and contributions to the Chesapeake Corporation 401(k) Savings Plan that are made on the Participant's behalf by the Company or its Subsidiaries pursuant to the Participant's salary reduction election.

            (b) Board of Directors means the Board of Directors of the Company.

            (c) Committee means a committee appointed by the Compensation Committee to administer the Plan with the powers and duties hereinafter stated.

            (d) Compensation Committee means the Executive Compensation Committee of the Board of Directors.

            (e) Continuous Employment means employment with an Employer that is not interrupted, provided that employment shall not be considered interrupted by reason of absence due to regular vacation, service in the armed forces or under any compulsory manpower act, jury duty, sickness, injury for which compensation is being paid by an Employer or its insurer under any workers' compensation law, or any leave of absence granted by an Employer, provided that such absence does not continue beyond reasonable periods to be established by the Committee.

            (f) Employer means the Company that employs the Participant and may be the Company, any Subsidiary of the Company, or any division of the Company or a Subsidiary. Service with a Subsidiary or predecessor employer before the date that a Subsidiary or division was acquired by the Company or one of its Subsidiaries may be recognized by the Plan in the discretion of the Committee.

            (g) Participant means any employee of an Employer who satisfies the requirements of Section 5 and who is participating in the Plan.

            (h) Payroll Period means, for any employee, the period for which he is customarily compensated by his Employer.

            (i) Plan Year means the twelve (12) month period prescribed by the Committee. Despite the preceding sentence, the Committee, in its discretion, may prescribe a Plan Year that is shorter than twelve (12) months in connection with a change in Plan Year and may permit the initial Plan Year with respect to employees of a newly eligible Employer to com-mence on any date designated by the Committee.

            (j)    Stock means Common Stock of the Company.

            (k) Subsidiary means a corporation, more than 50% of the voting securities of which are owned by the Company and/or the Company's other Subsidiaries or a partnership or joint venture in which the Company and/or the Company's other Subsidiaries have more than a 50% profits or ownership interest and that is designated by the Compensation Committee as a Subsidiary for purposes of the Plan, which designation can be revoked for any future Plan Year by the Compensation Committee.

4.          Stock Subject to Plan

            The maximum aggregate number of shares of Stock that may be issued pursuant to the Plan after July 1, 1994 shall be 750,000 shares, which number shall be subject to adjustment as the Compensation Committee determines is equitably required in the event of stock dividends, split-ups, recapitalizations or combinations.

5.          Eligible Employees

            Each salaried employee of an Employer who has reached his eighteenth birthday and who has completed at least five months of Continu-ous Employment with an Employer is eligible to participate in the Plan, except an employee (a) who is covered by a collective bargaining agreement unless such employee's participation in the Plan is authorized under a collective bargaining agreement, (b) whose customary employment is for less than 20 hours per week, or (c) whose customary employment is for less than five months in any calendar year.

6.          Manner of Participation

            Participation in the Plan is entirely voluntary. To become a Participant, an employee shall, not later than 25 days before the beginning of a Plan Year, or at such other date as the Committee shall deem desirable, file a form with his payroll office, known as "Payroll Deduction Authorization for Salaried Employees' Stock Purchase Plan," authorizing payroll deductions from the employee's Basic Compensation, commencing with the first Payroll Period of the Plan Year. An employee who completes his initial five months of Continuous Employment after the first day of the Plan Year may become a Participant in the Plan on the first day of the seventh month of the Plan Year following the completion of five months of Continuous Employment if he authorizes a payroll deduction no later than 25 days before that date. With respect to the initial Plan Year of a newly eligible Employer, the Committee may establish any date for the deadline for filing a "Payroll Deduction Authorization for Salaried Employees' Stock Purchase Plan" as the Committee shall deem desirable. However, an employee who during a Plan Year ceases to be an hourly employee of the Company by reason of becoming a salaried employee and who participated in the Hourly Employees' Stock Purchase Plan at the time his employment status changed becomes a Participant in the Plan, unless he elects to the contrary, if he otherwise meets the qualifications of the Plan. In the discretion of the Committee, such qualifying employee's existing contributions under the Hourly Employees' Stock Purchase Plan may be transferred to the Plan and applied to subscriptions for shares of Stock according to the terms of the Plan. After an employee has become a Participant in the Plan, his participation therein will continue from year to year thereafter, so long as the Plan continues in effect or until he withdraws from the Plan in accordance with Section 13 hereof.

7.          Payroll Deductions and Accounts

            A payroll deduction shall be made from the Basic Compensation of each Participant for each Payroll Period in the Plan Year in such percentage as the Participant shall specify in his payroll deduction authorization form, provided that such percentage shall be the same for each Payroll Period, shall be in multiples of 1% and shall not exceed 5% of the Participant's Basic Compensation for the Payroll Period. The percentage specified in the payroll deduction authorization form may not be changed during the Plan Year. An employee may contribute to the Plan only by payroll deduction. The Company or the Participant's Employer shall maintain accounts showing the amount withheld from each Participant's Basic Compensation pursuant to the payroll deduction authorization for the Plan.

8.          Employer's Contributions

            Each Participant's Employer will, as of the end of each Plan Year, contribute an amount equal to the applicable percentage of the amount withheld from the Participant's Basic Compensation for the Plan during the Plan Year. The applicable percentage that will be in effect for each Plan Year, or the manner in which such percentage will be determined, shall be prescribed by the Compensation Committee not less than 30 days before the first day of that Plan Year and may not exceed 60%. The Employer's contribution will be credited to the Participant's account maintained pursuant to Section 7 above as of the end of the Plan Year.

9.          Charges to Participant's Account; Purchase of Stock

            There shall be first deducted from each Participant's account an amount equal to the amount required to be withheld under state and federal income tax laws and FICA and comparable charges based on the Employer's contributions to the Plan. After the deductions referred to in the preceding sentence, the credit balance in the Participant's account will be applied at the end of the Plan Year to subscribe for shares of Stock at a price equal to the average of the closing prices of Common Stock on the New York Stock Exchange (composite tape) for the 20 consecutive trading days immediately preceding the last day of the Plan Year. No fractional shares will be issued, and any amount not utilized to subscribe for Stock will be credited to the Participant's account for the succeeding Plan Year if he participates in the Plan for the succeeding Plan Year, or if the Participant does not participate in the Plan for the succeeding Plan Year, such amount will be paid to the Participant.

10.         Distribution of Stock

            Certificates representing the number of shares of Stock subscribed for pursuant to the preceding Section 9 shall be delivered to each Participant as soon as practicable after the end of the Plan Year. The rights and privileges of a stockholder of the Company shall exist with respect to shares of Stock purchased pursuant to the Plan from and after the date of issue of a Stock certificate.

11.         Transferability

            The rights of a Participant under the Plan may not be transferred or assigned at any time.

12. Termination of Participation in the Plan and Refund of Credit Balance in Account

            A Participant may at any time before the end of the Plan Year and for any reason terminate his participation in the Plan by written notifica-tion of his withdrawal therefrom delivered to his payroll office. A Participant's participation in the Plan shall also forthwith terminate upon his ceasing to be employed by an Employer, by reason of death and upon his ceasing to be eligible to participate in the Plan. Except as provided in the two succeeding paragraphs, upon termination of participation in the Plan, the amount credited to the Participant's account pursuant to
Section 7 and any interest payable on amounts withheld from his Basic Compensation and credited to his account as of the end of the prior calendar quarter shall be paid to him or his estate. Interest payable under this Section 12 shall be credited to the amount withheld from each Participant's Basic Compensation as of the last day of each calendar quarter until the last day of the calendar quarter preceding the distribution. The interest rate that will be in effect for each Plan Year, or the manner in which such interest rate will be determined, shall be prescribed by the Committee before the first day of that Plan Year.

            A Participant whose employment terminates by reason of retirement may continue as a Participant, without making further contributions, until the end of the Plan Year next following the Participant's date of retirement.

            A Participant who ceases to be a salaried employee of an Employer by reason of becoming an hourly-paid employee of the Company or a Subsidiary and who is a Participant in the Plan and who meets the requirements set forth in the Company's Hourly Employees' Stock Purchase Plan, becomes a Participant in the Company's Hourly Employees' Stock
Purchase Plan, unless he elects otherwise, at the time during the then current Plan Year when he shall so cease to be a salaried employee. In the discretion of the Committee, his contributions under the Plan for the then current Plan Year may be transferred to the Hourly Plan and applied to subscriptions for shares of Stock according to the terms of the Company's Hourly Employees' Stock Purchase Plan or may be held under the Plan in accordance with Section 13.

            A Participant whose participation in the Plan has terminated may not recommence participation in the Plan until the succeeding Plan Year.
In the event of termination of participation in the Plan, the employee will forfeit any contribution the Employer would have made at the end of the Plan Year (other than the payment of accrued interest in accordance with this Section 12).

13.         Suspension of Withholding

            A Participant may suspend his contributions at any time by written notification delivered to his payroll office. In such event, the amount previously contributed by the Participant will continue to be held by his Employer until the end of the Plan Year and his Employer will make its contribution based on the amount contributed by the Participant before suspension. Any Participant who suspends his contributions to the Plan may not resume contributions during the Plan Year in which the contributions have been suspended.

14.         Expenses; Applications of Funds

            All expenses of administering the Plan shall be borne by the Employers without charge against any Participant's Plan account. All funds received or held by an Employer under this Plan may be used for any corporate purpose.

15.         The Committee

            The Committee shall consist of not less than three nor more than five persons chosen by the Compensation Committee and may (but need not) include officers or directors of any Employer. Vacancies on the Committee from any cause may be filled by the Compensation Committee. The Committee may act by a majority of their number and shall keep a written record of all decisions of the Committee. The Committee shall have full power and authority to administer the Plan and to decide all questions regarding its construction and interpretation. The Committee may also pass upon and decide cases presenting unusual circumstances and in so doing shall act in a non-discriminatory manner consistent with and to further the purposes of the Plan. All decisions of the Committee shall be final and binding upon all parties. No member of the Committee shall be liable for any act or omission in connection with the execution of his duties or the exercise of his discretion hereunder, except when due to his own gross negligence or willful misconduct. The Company shall and hereby does indemnify each member by reason of his membership on the Committee to the same extent and on the same terms as the Company, under its charter and by-laws, indemnifies directors and officers of the Company by reason of their being such directors and officers.

16.         Governing Law

            The place of administration of the Plan shall be conclusively deemed to be within the Commonwealth of Virginia and the validity, construction, interpretation and administration of the Plan and determinations and decisions made thereunder, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be governed by, and determined exclusively and solely in accordance with, the laws of the Commonwealth of Virginia. Without limiting the generality of the foregoing, the period within which any action arising under or in connection with the Plan, or any contribution made or pur-portedly made under or in connection therewith, must be commenced shall be governed by the laws of the Commonwealth of Virginia, irrespective of the place where the act or omission complained of took place and of the residence of any party to such action and irrespective of the place where the action may be brought.

17.         Employer's Rights Not Affected

            Neither the adoption of the Plan nor its operation shall in any way affect the right and power of any Employer to terminate the employment of any Participant at any time for any reason with or without cause.

18.         Conditions to Rights Under the Plan

            No Participant or person claiming under or through any Participant shall have any right or interest, whether vested or otherwise, in the Plan or its continuance or in or to the Employers' contributions under the Plan, whether such contributions be vested, contingent or otherwise, unless and until all the terms, conditions and provisions of the Plan that affect such contributions shall have been fully complied with as specifically provided in the Plan. No cash or other property shall be segregated or earmarked for any individual employee.

19.         Amendment and Discontinuance

            The Board of Directors or its delegate from time to time may modify, amend or terminate the Plan, provided, however, that no termination, modification or amendment of the Plan shall affect a Participant's rights under an outstanding election to purchase shares under the Plan. The preceding sentence to the contrary notwithstanding, no amendment may become effective until shareholder approval is obtained if the amendment (i) changes the class of individuals who are eligible to participate in the Plan or (ii) increases the number of shares of Stock issuable under the Plan (other than an adjustment to reflect stock dividends, split-ups, recapitalizations or combinations).